Exhibit 99.1

           Critical Therapeutics Reports Financial Results for the Quarter Ended June 30, 2007

Quarter Highlighted By FDA Approval of Twice-daily ZYFLO CR(TM) Tablets

    LEXINGTON, Mass.--(BUSINESS WIRE)--Aug. 8, 2007--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory, inflammatory and critical care diseases, today reported financial results for the quarter ended June 30, 2007. During the second quarter of 2007, the U.S. Food and Drug Administration (FDA) approved twice-daily ZYFLO CR(TM) (zileuton) extended-release tablets for the prevention and chronic treatment of asthma.

    "During the first half of 2007, we made significant financial progress with a reduction in net cash expenditures of 72 percent from the first half of 2006," said Frank Thomas, Critical Therapeutics' president and chief executive officer. "In addition, upfront and milestone payments from our co-promotion partner, Dey, L.P. (DEY), have put us in a stronger position to fund the launch of ZYFLO CR."

    For the three months ended June 30, 2007, the Company posted a net loss of $13.0 million, or $0.30 per share, based on 42.6 million weighted average shares outstanding. This compares with a net loss of $14.4 million, or $0.42 per share, for the same period in 2006, based on 34.2 million weighted average shares outstanding. The increase in common shares outstanding resulted primarily from the Company's registered offering of 7.5 million shares in October 2006.

    Sales of the Company's immediate-release formulation of zileuton, ZYFLO(R) (zileuton tablets), in the second quarter of 2007 benefited from the co-promotion of the product by DEY, an affiliate of Merck KGaA in Darmstadt, Germany. DEY's 200-person sales force began promoting ZYFLO on April 30, 2007. For the three months ended June 30, 2007, sales of ZYFLO increased 28 percent to $2.3 million, compared with $1.8 million in the same period last year. Sales of ZYFLO in the first quarter of 2007 totaled $2.9 million and were positively impacted by a one-time net increase of $953,000 due to the Company changing the way it recognizes revenue from sales of ZYFLO. Through the end of 2006, product sales from ZYFLO were recorded when the product was dispensed through patient prescriptions rather than when the product was shipped to third parties. Beginning in the first quarter of 2007, the Company began recognizing revenue from sales of ZYFLO when the product is shipped to third-parties, less an estimate of expected product returns, resulting in the one-time adjustment of $953,000.

    "Since the Company's restructuring in October 2006, we executed on each of the objectives laid out at that time," Thomas continued. "This included obtaining a co-promotion partner for ZYFLO CR; securing FDA approval of ZYFLO CR; and preparing for the successful commercialization of ZYFLO CR by initiating a Phase IV clinical trial and executing on an aggressive publication strategy; and preserving cash to support the upcoming launch of ZYFLO CR. Looking ahead, we are laying the groundwork for a successful launch of ZYFLO CR this fall and will continue to focus our resources on the programs that we believe will drive shareholder value."

    Cash and short-term investments as of June 30, 2007 totaled $40.5 million, compared with $46.0 million at March 31, 2007 and $49.0 million at December 31, 2006. Net cash expenditures in the second quarter of 2007 were $5.5 million. As a result of the approval of ZYFLO CR by the FDA, net cash expenditures in the second quarter of 2007 were positively impacted by a $4.0 million payment received from DEY, partially offset by $3.1 million in milestone payments made to third parties. This amount compares with net cash expenditures of $12.4 million in the second quarter of 2006 and $3.1 million in the first quarter of 2007, which was positively impacted by a $3.0 million payment from DEY as a result of signing the co-promotion agreement. As of June 30, 2007, the Company had 43.2 million common shares outstanding, excluding warrants and stock options.

    Recent Developments

    Since the end of the first quarter of 2007, Critical Therapeutics has:

    -- Received approval from the FDA for the commercialization of ZYFLO CR in the U.S. ZYFLO CR and ZYFLO are the only
        FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older.

    -- Added an additional 200 sales representatives promoting ZYFLO through its co-promotion agreement with DEY, thereby continuing to increase unit volume and sales of ZYFLO.

    -- Entered into a definitive agreement with DEY to co-promote Perforomist(TM) (formoterol fumarate) Inhalation Solution, DEY's product for Chronic Obstructive Pulmonary Disease
        (COPD). A second product allows Critical Therapeutics to increase the efficiency of its sales force, and a COPD product should allow its sales force better access to more pulmonologists.

    -- Announced the FDA approval of DEY's COPD product, Perforomist, which Critical Therapeutics will co-promote with DEY upon its expected U.S. launch in the fall of 2007. Twice-daily
        Perforomist is approved for the long-term maintenance treatment of bronchoconstriction for emphysema and chronic bronchitis.

    -- Announced the enrollment of the first patient in a Phase IV clinical trial designed to evaluate the efficacy of ZYFLO CR in asthma patients whose symptoms are poorly controlled despite taking moderate dose inhaled corticosteroids.

    -- Continued to execute on its publication strategy to enhance the scientific and medical understanding of the Company's commercial and development programs through a series of publications in peer-reviewed medical journals. Data from a Phase III clinical trial that was conducted primarily to assess the long-term safety of ZYFLO CR in patients on usual care asthma therapy was published in the June issue of the Journal of Asthma. The Phase III clinical trial assessing the efficacy of ZYFLO CR is expected to be published during the second half of 2007.

    -- Selected an alpha-7 lead development compound and initiated preclinical development activities with this lead candidate.

    Financial Results for the Three Months Ended June 30, 2007 and
2006

    Total revenue for the three months ended June 30, 2007 was $3.4 million, compared with $3.5 million for the same period in 2006.

    Revenue for the second quarter of 2007 included:

    -- Sales of ZYFLO that accounted for $2.3 million in revenue, compared with $1.8 million in the second quarter of 2006. The 28 percent increase is primarily due to a 4 percent increase in prescription volume and an 11 percent increase in the price of ZYFLO over the second quarter of 2006.

    -- Collaboration and license revenue of $1.1 million from Critical Therapeutics' HMGB1 collaboration with MedImmune, Inc. and its license agreements with Beckman Coulter, Inc. to develop HMGB1 diagnostic assays and Innovative Metabolics, Inc. to develop medical device approaches to stimulating the vagus nerve. This compares with collaboration and license revenue of $1.7 million in the second quarter of 2006. The decrease is primarily associated with a decline in collaboration revenue from MedImmune, partially offset by revenue received from the Company's license agreement with Innovative Metabolics. The Company's future collaboration revenue from the MedImmune, Beckman Coulter and Innovative Metabolics agreements will primarily be recognized in periods when milestones are achieved, as all of the up-front payments under these agreements have now been fully amortized or recorded.

    Total operating expenses for the three months ended June 30, 2007 totaled $16.9 million, compared with $18.6 million for the same period in 2006.

    Total operating expenses for the second quarter of 2007 included:

    -- Cost of products sold that totaled $680,000, compared with $890,000 in the second quarter of 2006. The 2006 figure included inventory write-offs of $187,000 resulting from excess or obsolete inventory that could no longer be used for commercial sales. Excluding the impact of the 2006 write-off, gross margins from products sales were $1.6 million, or 70 percent, during the three months ended June 30, 2007, compared with gross margins from product sales of $1.1 million, or 61 percent, during the same period in 2006.

    -- Research and development (R&D) expenses that totaled $10.1 million, consisting of $6.6 million in paid and accrued milestone payments and $3.5 million of general R&D expenses. This compares with $6.9 million in R&D expenses in the same period of 2006. The increase of $3.2 million, or 46 percent, is related primarily to paid and accrued milestone payments to third parties as a result of the FDA approval of ZYFLO CR in May 2007, partially offset by a decrease in expenses associated with clinical trials and fewer employees performing R&D functions. Excluding these paid and accrued milestone payments, R&D expenses would have decreased 49 percent in the second quarter of 2007, as compared with the second quarter of 2006.

    -- Sales and marketing expenses that totaled $2.6 million, compared with $5.7 million in the second quarter of 2006, a decrease of $3.1 million, or 54 percent. This decrease was primarily associated with the 2006 reduction in the Company's sales force, partially offset by promotional and other marketing expenses associated with the Company's co-promotion agreement with DEY that was signed in March 2007.

    -- General and administrative (G&A) expenses that totaled $3.5 million, compared with $5.1 million in the second quarter of 2006, a decrease of $1.6 million, or 31 percent. This decrease was primarily associated with fewer employees performing G&A functions in 2007, as well as severance paid and stock-based compensation expense in the second quarter of 2006 in connection with the departure of the Company's former chief executive officer.

    Financial Results for the Six Months Ended June 30, 2007 and 2006

    Total revenue for the six months ended June 30, 2007 increased $1.1 million to $6.9 million, compared with $5.8 million for the same period in 2006, an increase of 19 percent. Product sales of ZYFLO accounted for $5.2 million of revenue during the first half of 2007, compared with $2.8 million during the first half of 2006, an increase of 86 percent. Critical Therapeutics' collaboration with MedImmune and its license agreements with Beckman Coulter and Innovative Metabolics accounted for $1.7 million in revenue during the first half of 2007, compared with $2.9 million from the MedImmune and Beckman Coulter collaborations during the first half of 2006.

    Total operating expenses for the six months ended June 30, 2007 decreased $12.7 million to $25.6 million, compared with $38.3 million for the same period in 2006. This decrease was primarily due to a reduction in the number of employees and active R&D programs as a result of the 2006 restructurings.

    Research & Development Update

    Critical Therapeutics preclinical and development programs remain on schedule with three clinical trials planned during the second half of 2007.

    ZYFLO CR Phase IV Trial

    In July 2007, the Company initiated a Phase IV clinical trial evaluating ZYFLO CR as an add-on therapy in asthma patients to support sales and marketing efforts for ZYFLO CR. The randomized, double-blind placebo-controlled trial in 400 patients will assess the effect of ZYFLO CR on lung function, asthma control and symptomatic response in adults whose asthma is not effectively controlled with moderate doses of inhaled corticosteroids.

    Zileuton Injection Program

    The Company is developing an injectable formulation of zileuton for adjunctive use in emergency room or urgent care settings for patients experiencing acute exacerbations of asthma. The Company is on target to initiate a Phase II clinical trial in the second half of 2007 following an earlier clinical trial in asthma patients. This Phase II trial will be focused on identifying the optimal dose to be tested in Phase III clinical trials.

    R(+) Zileuton Program

    The Company is currently examining the pharmacokinetic and pharmacodynamic profile of the R isomer of zileuton to determine if there are potential dosing improvements for patients. Critical Therapeutics plans to initiate a Phase I clinical trial in the third quarter of 2007 to pursue development of the R isomer. The successful development of the R isomer could lead to an enhanced intellectual property position of zileuton for the treatment of asthma and provide for possible development opportunities in other inflammatory diseases, including COPD and nasal polyps.

    Alpha-7 Program

    The Company's alpha-7 program, which is directed at the discovery and development of novel small molecule drugs for the treatment of inflammation, has selected a lead compound that is currently in preclinical development. The Company believes that this innovative anti-inflammatory approach has the potential for broad applications in both acute and chronic inflammatory diseases and is exploring possible collaborations with larger pharmaceutical companies to leverage the broad potential of this pathway.

    HMGB1 Program

    The Company continues to collaborate with MedImmune, Inc. on the development of a human monoclonal antibody to the cytokine HMGB1. The collaboration has narrowed down potential clinical candidates to one fully-human antibody that has shown efficacy in pre-clinical models of arthritis and lupus. The joint development team expects its next step to be the selection of a clinical candidate for the development of HMGB1 antibodies for chronic inflammatory disease, such as rheumatoid arthritis or lupus. The collaboration also has narrowed the potential clinical candidates for development in acute inflammatory diseases, such as sepsis.

    Financial Guidance

    As part of the DEY co-promotion partnership, Critical Therapeutics received a $3.0 million payment upon the signing of the agreement in the first quarter of 2007 and a $4.0 million payment upon FDA approval of ZYFLO CR in the second quarter of 2007. The Company is amortizing the payments over the term of the agreement along with any future milestone payments received from DEY. The amortization of the upfront and milestone payments will offset some or all of the co-promotion fees paid to DEY for promoting ZYFLO and ZYFLO CR and will be included as a reduction to sales and marketing expenses in future periods. Critical Therapeutics will record all revenue associated with sales of ZYFLO and ZYFLO CR and pay a co-promotion fee to DEY that will be included in sales and marketing expenses.

    Critical Therapeutics expects net cash expenditures to be between $15 million and $17 million in the second half of 2007. For the year ending December 31, 2007, the Company expects net cash expenditures to be between $23 million and $25 million, an increase from its previous guidance of between $19 million and $23 million. This increase is primarily attributable to the Company electing to make an investment in a second supplier for ZYFLO CR in an effort to reduce its dependence on sole-source suppliers, enhance efficiencies in the supply chain and reduce future product costs. The net cash expenditure projection includes the anticipated receipt of an additional $5 million milestone payment in 2007 from the co-promotion agreement with DEY, but excludes the impact of any future business development agreements, such as co-development deals for the alpha-7 program or the zileuton R(+) or injection programs.

    Conference Call Information

    Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company's second quarter 2007 financial results, strategy, upcoming milestones and financial guidance.
Investors and other interested parties can access the call as follows:

    Date: Wednesday, August 8, 2007

    Time: 5:00 p.m. (eastern)

    Dial-in: (800) 310-1961 (U.S. and Canada)

    (719) 457-2692 (International)

    Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to two FDA-approved drugs for the prevention and chronic treatment of asthma in patients 12 years of age and older: twice-daily ZYFLO CR(TM) (zileuton) extended-release tablets and ZYFLO(R) (zileuton tablets). Critical Therapeutics is working to develop products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is developing therapies directed toward the body's inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    About ZYFLO CR and ZYFLO

    ZYFLO CR(TM) and ZYFLO(R) are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma. ZYFLO CR uses SkyePharma PLC's (LSE: SKP) proprietary Geomatrix(R) drug delivery technology, which controls the amount and rate of drug released into the body.

    The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2400 mg.

    Important Safety Information about ZYFLO CR and ZYFLO

    ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR or ZYFLO and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR or ZYFLO and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

    For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number
1-866-835-8216 to request medical information.

    For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number
1-866-835-8216 to request medical information.

    About Perforomist(TM) Inhalation Solution

    Perforomist(TM) Inhalation Solution is indicated for the long-term, twice-daily (morning and evening) administration in the maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema.

    Important Safety Information about Perforomist(TM) Inhalation
Solution

    Perforomist(TM) Inhalation Solution belongs to a class of medications known as long-acting beta(2)-adrenergic agonists (LABAs). LABAs may increase the risk of asthma-related death. Data from a large placebo-controlled US study comparing the safety of another LABA (salmeterol) or placebo added to usual asthma therapy showed an increase in asthma-related deaths in patients receiving salmeterol. This finding with salmeterol may apply to formoterol (a LABA), the active ingredient in Perforomist(TM) Inhalation Solution.

    Perforomist(TM) Inhalation Solution should not be used in patients with acutely deteriorating COPD or to treat acute symptoms. Acute symptoms should be treated with fast-acting rescue inhalers. Perforomist(TM) Inhalation Solution should not be used with other medications containing LABAs. Do not use more than one nebule twice daily. Perforomist(TM) Inhalation Solution should be used with caution in patients with cardiovascular disorders. Perforomist(TM) Inhalation Solution is not a substitute for inhaled or oral corticosteroids. The safety and efficacy of Perforomist(TM) Inhalation Solution in asthma has not been established. In COPD clinical trials, the most common adverse events reported with Perforomist(TM) Inhalation Solution were diarrhea, nausea, nasopharyngitis, dry mouth, vomiting, dizziness, and insomnia.

    For full prescribing information for Perforomist(TM) Inhalation Solution, please visit http://www.perforomist.com

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the progress, timing and success of our anticipated commercial launch of ZYFLO CR; possible therapeutic benefits, market acceptance and future sales of ZYFLO and ZYFLO CR; the anticipated success of our co-promotion arrangements with DEY; the anticipated commercial launch of Perforomist; the progress and timing of our drug development programs and related trials; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, and projected costs, including our anticipated net cash expenditures for the year and six months ended December 31, 2007; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: our ability to successfully market and sell ZYFLO and ZYFLO CR, including the success of our co-promotion arrangement with DEY; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO and ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO and ZYFLO CR as safe and effective therapeutic products; adverse side effects experienced by patients taking ZYFLO or ZYFLO CR; our ability to maintain regulatory approvals to market ZYFLO and ZYFLO CR; our heavy dependence on the commercial success of ZYFLO and ZYFLO CR; the success of our co-promotion arrangement with DEY for Perforomist; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission
(SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc. ZYFLO CR(TM) is a trademark of Critical Therapeutics, Inc.
Perforomist(TM) is a trademark of Dey, L.P.



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                   ---------------------------------------------------
 in thousands
  except share and
  per share data       2007         2006         2007         2006
======================================================================
 Revenues:
  Net product
   sales           $     2,291  $     1,809  $     5,185  $     2,831
  Revenue under
   collaboration
   and license
   agreements            1,136        1,696        1,737        2,947
----------------------------------------------------------------------
   Total revenues        3,427        3,505        6,922        5,778
----------------------------------------------------------------------
 Costs and
  expenses:
  Cost of products
   sold                    680          890        1,421        1,394
  Research and
   development
    General
     research and
     development         3,484        6,935        6,402       16,328
    Milestones
     under license
     agreements          6,620            -        6,620            -
  Sales and
   marketing             2,600        5,663        4,582       12,570
  General and
   administrative        3,533        5,081        6,588        8,009
----------------------------------------------------------------------
   Total costs and
    expenses            16,917       18,569       25,613       38,301
----------------------------------------------------------------------
 Operating loss        (13,490)     (15,064)     (18,691)     (32,523)
 Other income
  (expense):
  Interest income          564          716        1,154        1,488
  Interest expense         (30)         (55)         (69)        (115)
----------------------------------------------------------------------
   Total other
    income                 534          661        1,085        1,373
----------------------------------------------------------------------
 Net loss             ($12,956)    ($14,403)    ($17,606)    ($31,150)
======================================================================

 Net loss per
  share                 ($0.30)      ($0.42)      ($0.41)      ($0.91)
======================================================================

 Basic and diluted
  weighted-average
  common shares
  outstanding       42,571,420   34,203,598   42,513,852   34,150,432
======================================================================





              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                                June 30,  December 31,
 in thousands, except share data                  2007        2006
======================================================================
 Assets:
 Current assets:
  Cash and cash equivalents                    $  39,813  $    48,388
  Accounts receivable, net                         1,014          877
  Amount due under collaboration agreements           31          650
  Short-term investments                             650          650
  Inventory, net                                   4,385        4,048
  Prepaid expenses and other                       2,191          980
----------------------------------------------------------------------
    Total current assets                          48,084       55,593
----------------------------------------------------------------------
 Fixed assets, net                                 1,856        2,421
 Other assets                                        568          168
----------------------------------------------------------------------
 Total assets                                  $  50,508  $    58,182
======================================================================

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt and
   capital lease obligations                   $     755  $     1,012
  Current portion of accrued license fees      $   1,788            -
  Accounts payable                                 1,391        1,049
  Accrued expenses                                 3,165        3,941
  Deferred collaboration revenue                       -          675
  Deferred product revenue                             -        1,178
  Deferred co-promotion fees                       6,943            -
----------------------------------------------------------------------
    Total current liabilities                     14,042        7,855
----------------------------------------------------------------------
 Long-term debt and capital lease obligations,
  less current portion                               122          421
 Long-term portion of accrued license fees,
  less current portion                             1,707            -
 Stockholders' equity:
  Preferred stock                                      -            -
  Common stock                                        43           43
  Additional paid-in capital                     206,657      204,378
  Deferred stock-based compensation                  (45)         (99)
  Accumulated deficit                           (172,005)    (154,399)
  Accumulated other comprehensive loss               (13)         (17)
----------------------------------------------------------------------
    Total stockholders' equity                    34,637       49,906
---------------------------------------------------------------------
 Total liabilities and stockholders' equity    $  50,508  $    58,182
======================================================================




              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                                                   Six Months Ended
                                                       June 30,
                                                 ---------------------
 in thousands                                       2007       2006
======================================================================
 Cash flows from operating activities:
  Net loss                                        ($17,606)  ($31,150)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense               335        500
   Amortization of premiums on short-term
    investments and other                                4         (1)
   Loss on disposal of fixed assets                     18         51
   Change in reserve for inventory                     279        702
   Preferred stock received in license
    agreement, net                                    (400)         -
   Stock-based compensation expense                  2,038      4,523
   Changes in assets and liabilities:
    Accounts receivable                               (137)        67
    Amount due under collaboration agreements          619        (45)
    Inventory                                         (616)    (1,619)
    Prepaid expenses and other                      (1,211)       616
    Accounts payable                                   342       (323)
    Accrued expenses                                  (776)      (308)
    Accrued license fees                             3,495          -
    Deferred collaboration revenue                    (675)    (2,447)
    Deferred product revenue                        (1,178)      (435)
    Deferred co-promotion fees                       6,943          -
----------------------------------------------------------------------
     Net cash used in operating activities          (8,526)   (29,869)
----------------------------------------------------------------------
 Cash flows from investing activities:
  Proceeds from sales of fixed assets                  212          -
  Purchases of fixed assets                              -       (321)
  Proceeds from sales and maturities of short-
   term investments                                      -     22,551
  Purchases of short-term investments                    -    (11,802)
----------------------------------------------------------------------
     Net cash provided by investing activities         212     10,428
----------------------------------------------------------------------
 Cash flows from financing activities:
  Proceeds from exercise of stock options              295         63
  Repayments of long-term debt and capital lease
   obligations                                        (556)      (587)
----------------------------------------------------------------------
     Net cash used in financing activities            (261)      (524)
----------------------------------------------------------------------
 Net decrease in cash and cash equivalents          (8,575)   (19,965)
 Cash and cash equivalents at beginning of
  period                                            48,388     57,257
----------------------------------------------------------------------
 Cash and cash equivalents at end of period      $  39,813  $  37,292
======================================================================

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com